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                        RIDGEWOOD ELECTRIC POWER TRUST IV

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

RIDGEWOOD POWER LLC

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Robert E. Swanson, President

TO:      All Ridgewood Power Shareholders                     September 27, 2001

RE:      Status Report After September 11, 2001

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         The tragic events of September 11 deeply sadden and anger each of us.
We add our prayers for the victims and their families.

         Ridgewood Power is continuing to prepare for the merger of the various Ridgewood Power Trusts and related entities. It is a lengthy process. We cannot wait for events to settle down before we begin. There will always be new, unforeseen events. Hopefully none will be as devastating as September 11. Just as we had the California power crisis (i) emerge and (ii) suddenly "disappear" in the past year, new developments will challenge us in the future. Ridgewood Power will continue to improve our assets and work towards the consolidation of the Ridgewood Power Trusts and a subsequent financing transaction which may include public offering.

         The Ridgewood companies have dealt with many challenges in our nearly 20 years of operation. Our guiding principles have been (i) plan carefully for the predictable, (ii) adapt quickly to the unpredictable, and (iii) don't borrow money. We will work towards our goal of a consolidation of the funds which we firmly believe will maximize the value of your Ridgewood investment.

PROPOSED CHANGE IN LEGAL STATUS OF THREE POWER TRUSTS

         We plan to file preliminary proxy statements with the SEC shortly so that we can ask you to consider changes to the legal status of our Power Trusts. We also must file with the SEC my proposed cover letter that will go out with the final Proxy Statements. Once that letter and the Proxy Statement clear the SEC we will send them to you for your consideration. Hopefully this will take place by early November.

         After the vote on the legal status questions, we intend to proceed with the proposal to merge of the Power Trusts and a subsequent financing transaction as discussed on the first page of my August 16 letter.

RIDGEWOOD/EGYPT AND RIDGEWOOD/U.K. PROJECTS

         Under separate cover we will send out reports on Ridgewood/Egypt and Ridgewood/U.K. The Ridgewood/Egypt report will discuss the probable impact of September 11 on this investment. (Our assets have not been threatened and we have the advantage of a friendly government. Because we are unleveraged we can weather a temporary decline in tourist volume at the hotels we serve.) The Ridgewood/U.K. report will describe the pending merger of our Ridgewood/U.K. business with the unaffiliated development company in London which develops and constructs these projects and which has contracts for many additional projects in the U.K. and elsewhere in Europe. Ridgewood Trust V and The Growth Fund will own about 75% of the merged company, and Ridgewood will control the board of directors. We anticipate closing this merger in October.

         Having a project development company in London and a project development company in Cairo will provide two sources for future growth.

/s/ Robert E. Swanson


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RIDGEWOOD POWER LLC

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Robert E. Swanson, President

TO:      Ridgewood Power Fund Shareholders                       August 16, 2001

RE:      IPO Update
         California Update

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         As we have previously informed you, Ridgewood Power is proceeding with its proposal to combine the Ridgewood Power Funds and Ridgewood Power LLC (the Management Company) into a combined entity which I will refer to as New Ridgewood Power Corporation. Once we get through the SEC and assuming a majority of Ridgewood Fund Shareholders approve the transaction, New Ridgewood Power Corporation will be traded on a national securities exchange. As part of the proposal, New Ridgewood Power Corporation also intends to raise capital through an initial public offering or other funding transaction simultaneously with or shortly after the closing of the consolidation of the Ridgewood Power entities. Ridgewood Power has retained counsel which specializes in this type of transaction to represent New Ridgewood Power Corporation.

         Shareholders should recognize that the proposal is still in the early stages and Ridgewood Power can make no assurances that the plan will be consummated.

THE PROCESS

         A document called a Consent Solicitation Statement/Prospectus will be prepared and filed with the SEC. This document solicits the consent of the Shareholders of the existing Ridgewood Power Funds to consolidate the entities into New Ridgewood Power Corporation. The Consent Solicitation Statement/Prospectus will be the key legal document in our consolidation and IPO process. Often there are several rounds of comments by the SEC before the SEC declares the Consent Solicitation Statement/Prospectus "effective".

         The Ridgewood Power Fund Shareholders will vote once the SEC declares the Consent Solicitation Statement/Prospectus effective.

CHANGE IN BUSINESS DEVELOPMENT COMPANIES STATUS

         A simplifying step in connection with the operation of the Trusts is a change in the regulatory status of Power Trust I, II, and III. These three Trusts are presently Business Development Companies (BDC) under the 1940 Securities Act. Power Trusts IV and V, The Growth Fund, and the Ridgewood/Egypt Fund are not BDC's. There is no longer any need for any Ridgewood Power Trust to be a BDC. So that all seven Ridgewood Power Trusts will be subject to the same requirements and reviewed by the same division of the SEC, we will ask Shareholders of Trust I, II, and III to approve electing out of BDC status. We expect that vote to take place this fall. This change in status will also simplify the consolidation process.

         Power Trust IV had originally been a BDC, and the Shareholders elected out of BDC status in 1996. For technical reasons Trust IV has some vestiges of having been a BDC, even though it no longer is regulated by the 1940 Act as a BDC. At the time the first three Power Trusts opt out of BDC status we will probably have Trust IV eliminate the BDC vestiges. That way, all the seven Power Trusts will have identical status with SEC regulators.

         We need to be very careful about what we say about these proposed transactions prior to distribution of the documents filed with the SEC to comply with applicable legal requirements. Please understand that I am not being rude when I decline meetings or telephone conferences to discuss these potential transactions. Judging by your inquiries, there are many questions about the potential transaction that this letter has not addressed, and which we cannot discuss at this time.

         All Shareholders are strongly urged to read the relevant documents relating to the consolidation and the change in business development company status as they are filed with the Securities and Exchange Commission in connection with the above described transactions. These documents will contain important information and you may obtain them free of charge on the Securities and Exchange Commission's website at www.sec.gov.

CALIFORNIA UPDATE

         The California electric power situation is remarkable in the extremity of its swings. Six months ago California had an extremely short energy supply with periodic rolling blackouts during the winter. California has 20% less average demand in the winter than during the summer. The assumption on the part of everyone, from private producers like Ridgewood Power, to billion dollar power marketers like Enron, Entergy and Mirant, to California Governor Davis, to the Federal Energy Regulatory Commission (FERC) was that the summer of 2001 would see an extreme crisis of supply accompanied by spot market prices potentially higher than winter prices. Just the opposite happened.

         Today there is a surplus of electric power in California. Spot market wholesale prices are back down to about 3 cents per kilowatt hour (KW) compared to average wholesale prices in December and January of 30 cents KW. In May, June, and July Californians consumed about 12% less power than a year earlier, as opposed to an expected 3% to 4% annual increase. Part of it is "conservation" (a response to higher prices awarded last winter) and part of it is comparatively mild weather. California has peak demand when the entire state has a heat wave at the same time. A heat wave in one section does not stress the system that much.

         Whatever the cause, the short-term small surplus of electric supply has caused a collapse in wholesale prices. The ironies in this situation abound:

         I. PG&E and Southern California Edison have extraordinary high cash flows for May, June, and July (and probably for some number of future months) because the utilities received rate increases last winter and now wholesale prices are 90% less than they were last winter. PG&E has bankruptcy court protection from its huge winter debts, enjoys higher current rates from consumers, and has low wholesale prices.

         II. The California State Treasury is still being hammered financially. In the winter the state was subsidizing prices by over $1 billion per month, and reselling to the utilities. This spring the state entered into long-term contracts with some major producers to buy electricity for 13 cents per KW, and resell it at a loss to the utilities. Now that wholesale prices are 3 cents per KW, some commentators are criticizing Governor Davis for the 13 cent long-term contracts, even though they were negotiated when prices were 25 cents or 30 cents. Even I feel sympathy for Governor Davis on this one. California taxpayers suffered last winter when prices were high, and taxpayers are suffering this summer when prices are low.

         III. The apparent easing of the short-term energy crisis may hurt the long-term power supply situation in California. A return to 3 cent wholesale prices in the summer of 2001 may have a chilling effect on potential new power plants. New natural gas-fired plants will be built only by people with an economic model with substantially higher prices. The power price respite this summer could hurt California in the future.

RIDGEWOOD POWER FUNDS' CALIFORNIA PLANTS

         After eight months of financial turmoil our California power plants have come out remarkably well. We are frustrated by the recent dramatic collapse in wholesale prices which means that our California power plants are not, on current assumptions, enjoying the extraordinary increase in value that seemed likely only a few months ago. Still, we are still viable, we are currently operating at a profit, and we have a long-term strategy.

         The four California power plants most affected by the power crisis make up about 11% of the Ridgewood Power generating capacity, and have taken up about 50% of management time in the past nine months. I am very proud of the Ridgewood Power team which has been extremely proactive during this crisis. The crisis is not over; we are merely in a half-time recess. Where we stand at the first week in August is:

         I. Three Natural Gas Plants (Monterey, San Joaquin, and Byron (Trusts II and III)) resumed power production August 1st. We will continue to operate under our old power purchase agreement at the old rates (which now are high compared to current spot electric prices). These rates are viable due to lower natural gas costs.

         II. The Landfill Methane Gas plant near Los Angeles (Olinda owned by Trust I) was Ridgewood's highest yielding asset before the California power crisis, and today is even stronger. This was accomplished even though we did not get paid for five months worth of electric sales to Southern California Edison (November through March). Olinda remained profitable even when we sold our Southern California Edison receivables at 58 cents on the dollar because landfill methane gas is so inexpensive. (Other landfill methane plants with low fuel costs are Providence owned by Trusts IV and V and the Ridgewood/U.K. portfolio of ten methane plants owned by Trust V and The Growth Fund.)

         Olinda is a 5.5 megawatt (MW) plant with a favorable long-term contract with Southern California Edison. Since April we have been paid currently by Southern California Edison, and we sold our November through March receivables. In January we took the bold move (considering that we were not being paid for electricity) of expanding Olinda by 2.5 MW. That expanded capacity is ready to go on production and we are negotiating a power sales contract. Assuming the 2.5 MW expansion works as expected, we have an additional 6 MW expansion planned at Olinda. Ridgewood's bold move to expand in January now looks astute.

         Although we are frustrated that the natural gas plants are not presently enjoying a "California Bonanza" that they would have had without the incredible price collapse, I still feel very good about where we are. Those three natural gas plants began operating August 1st at roughly the pre-crisis level of expected profitability. We have the potential for more profit due to a longer-term strategy that I expect to discuss in a few weeks.

         Even with the collapse in spot electric prices, Olinda today is a much more valuable asset. Olinda has added growth potential of 6 MW more.

         The greatest accomplishment is that we have kept all four of these California plants economically viable through tumultuous times. Olinda did not get paid for five months' production. The three natural gas plants have gone seven months without a revenue check.

         Thanks go to Dan Gulino our General Counsel, Bill Short our Power Marketer, Chris Naunton our Chief Financial Officer, and Randy Holmes our outside attorney. Special thanks go to Marty Quinn our Chief Operating Officer who has done a remarkable job. It is fun for me to be a co-strategist with this group, and a referee for their competing ideas.

/s/ Robert E. Swanson